Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the Third Quarter of 2012

CHELMSFORD, Mass.--(BUSINESS WIRE)--October 25, 2012--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the third quarter ended September 30, 2012 of $67.2 million, a decrease of 1.4% compared with $68.1 million for the third quarter of 2011, and an increase of 2.7% compared with $65.4 million for the second quarter of 2012. Net income for the quarter was $17.7 million, or $0.57 per diluted share, a decrease of 21.1% compared with $22.4 million, or $0.73 per diluted share, for the third quarter of 2011, and an increase of 3.0% compared with $17.2 million, or $0.56 per diluted share, for the second quarter of 2012.

For the third quarter of 2012, revenue from customers in the United States was $32.8 million, or 48.7% of the company’s total revenue, and revenue from customers outside the United States was $34.4 million, or 51.3% of total revenue. Gross margin was 73.6% for the third quarter of 2012, compared with 74.5% for both the third quarter of 2011 and the second quarter of 2012. Operating income for the third quarter of 2012 was $27.6 million, or 41.0% of revenue, compared with $33.3 million, or 48.8% of revenue, for the third quarter of 2011 and $26.2 million, or 40.1% of revenue, for the second quarter of 2012. Total cash and marketable securities at September 30, 2012 was $392.8 million, an increase of $17.4 million for the quarter.

Business Outlook

The company expects revenue for the fourth quarter ending December 31, 2012 to be in the range of $66.5 million to $68.5 million and net income to be in the range of $16.7 million to $17.6 million, or $0.54 to $0.57 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. The conference call can be accessed by dialing (480) 629-9645. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave website at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4567074. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
	September 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$342,726	$353,667
Marketable securities	50,092	-
Accounts receivable, net	33,317	35,686
Inventories	60,020	38,460
Income taxes receivable	2,134	488
Prepaid expenses and other current assets	3,045	2,063
Deferred taxes	13,281	10,296
Total current assets	504,615	440,660
Property and equipment, net	35,840	32,550
Deferred taxes	2,453	466
Other assets	11,770	14,889
Total assets	$554,678	$488,565

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,754	$3,146
Accrued expenses	16,246	10,850
Deferred revenue and customer advances	2,540	2,498
Total current liabilities	22,540	16,494
Long-term income taxes payable	1,121	2,639
Other liabilities	87	-
Total liabilities	23,748	19,133
Total stockholders' equity	530,930	469,432
Total liabilities and stockholders' equity	$554,678	$488,565

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenue	$67,170	$68,135	$195,880	$203,886
Cost of revenue	17,762	17,395	51,119	54,257
Gross profit	49,408	50,740	144,761	149,629
	73.6%	74.5%	73.9%	73.4%
Operating expenses:
Research and development	12,549	9,109	36,753	27,900
Sales and marketing	6,017	5,428	17,647	16,346
General and administrative	3,290	2,924	11,130	8,856
Total operating expenses	21,856	17,461	65,530	53,102
Income from operations	27,552	33,279	79,231	96,527
	41.0%	48.8%	40.4%	47.3%

Interest and other income (expense), net	52	236	(11)	526
Income before income taxes	27,604	33,515	79,220	97,053
Provision for income taxes	9,915	11,091	28,365	33,606
Net income	$17,689	$22,424	$50,855	$63,447

Earnings per share:
Basic	$0.58	$0.74	$1.68	$2.10
Diluted	$0.57	$0.73	$1.65	$2.07

Weighted average shares outstanding:
Basic	30,361	30,199	30,345	30,159
Diluted	30,924	30,592	30,859	30,580

CONTACT:
Hittite Microwave Corporation
William W. Boecke, 978-250-3343
V.P. and Chief Financial Officer